Exhibit 28(a)(2)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FIERA CAPITAL SERIES TRUST”, FILED IN THIS OFFICE ON THE SIXTH DAY OF APRIL, A.D. 2017, AT 6:19 O`CLOCK P.M.

6243380 8100 SR# 20172329751	Authentication: 202339689 Date: 04-06-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:19 PM 04/06/2017
FILED 06:19 PM 04/06/2017
SR 20172329751 - File Number 6243380

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
(of the Certificate of Trust)
OF
FIERA CAPITAL SERIES TRUST
(the "Trust")

Under Title 12, Section 381O(b) oftbe Delaware Statutory Trust Act

1.	The Certificate of Trust of the Trust is hereby amended; specifically, the following is added to tbe fourth paragraph:

"Pursuant to Section 3806(b)(2) of tbe Act, tbe Trust may create one or more series having tbe rights and preferences set forth in the governing instrument of the Trust, as tbe same may be amended from time to time (each a "Series").

Pursuant to Section 3804(a) oftbe Act, there shall be a limitation on liabilities of each Series such tbat ( a) the debts, liabilities, obligations and expenses incurred, contracted for or otberwise existing with respect to a particular Series shall be enforceable against tbe assets of such Series only, and not against tbe assets of the Trust generally or tbe assets of any other Series thereof and (b) none of tbe debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to tbe Trust generally or any other Series tbereof shall be enforceable against tbe assets of such Series."

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment tbis 6th day of April, 2017.

By:	/s/ Stephen A. McShea
Name:	Stephen A. McShea
Title:	Trustee